EXHIBIT 99

Date: July 14, 2005

Subject: Baldor Electric Company
2nd Quarter and YTD 2005 Results and Discussion

Page: 1 of 2

Fort Smith, Arkansas – Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, drives, and generators and is based in Fort Smith, Arkansas. Today Baldor announced unaudited results of the second quarter and first six months of 2005.

(in thousands except per share data)	2nd Quarter		% Change	Year		% Change
	2005	2004		2005	2004
	13 weeks ended Jul 2 2005	13 weeks ended Jul 3 2004		26 weeks ended Jul 2 2005	26 weeks ended Jul 3 2004
Net Sales	$178,292	$163,695	+9%	$348,888	$316,518	+10%
Cost of Sales	129,631	119,079		253,817	229,714

Gross Profit	48,661	44,616	+9%	95,071	86,804	+10%
SG&A	30,605	29,142		60,279	57,697

Operating Profit	18,056	15,474	+17%	34,792	29,107	+20%
Other Expense	576	267		1,081	535
Profit Sharing	2,058	1,756		3,970	3,316

Earnings Before Income Taxes	15,422	13,451	+15%	29,741	25,256	+ 18%
Income Taxes	5,710	4,979		11,007	9,345

Net Earnings	$9,712	$8,472	+15%	$18,734	$15,911	+18%

Earnings Per Share – Diluted	$0.29	$0.25	+14%	$0.55	$0.48	+17%
Dividends Per Share	$0.15	$0.14	+7%	$0.30	$0.28	+7%

Average Shares Outstanding	33,739	33,427	+1%	33,769	33,432	+1%

John McFarland, Chairman and CEO, commented on the Company’s results. “We are pleased to announce record sales of $178.3 million for the second quarter, an 8.9% increase. This was our fifth consecutive quarter of record sales. Earnings were up 14.6%, and earnings per diluted share were up 13.6% to $0.29. Operating margin improved to 10.1% from 9.5% one year ago.”

McFarland also said, “Incoming orders slowed in April and May, but there was a strong recovery in June which has continued into the first two weeks of July. As a result of these order patterns, we have increased our production schedules for the third quarter. We expect to achieve record sales in 2005.”

Balance Sheet Summary

(in thousands)	2005	2004
	Jul 2 2005	Jul 3 2004
Cash & Marketable Securities	$43,215	$49,081
Trade Receivables – net	110,870	104,181
Inventories	122,894	118,231
Working Capital	218,821	179,916
Total Debt	104,025	104,519
Shareholders’ Equity	291,455	267,580

Cash Flow from Operations (YTD)	$16,582	$16,610

Operating Margins

	Sales (in millions)	Operating Margins
Q2 ’04	$164	9.5%
Q3 ’04	$169	9.5%
Q4 ’04	$163	9.5%
Q1 ’05	$171	9.8%
Q2 ’05	$178	10.1%

(continued on page 2)

Date: July 14, 2005	For more information contact
Subject: Baldor Electric Company	Baldor Electric Company	Phone: 479-646-4711
2nd Quarter and YTD 2005	P O Box 2400	Fax: 479-648-5752
	Fort Smith, Arkansas 72902	Website: www.baldor.com
Page: 2 of 2	John A. McFarland	Chairman & CEO
	Ronald E. Tucker	President, CFO & Secretary
	Tracy L. Long	Treasurer & Assistant Secretary

We have prepared answers to a list of questions often asked by shareholders.

Q … Where did your sales growth come from during the quarter?

Our sales growth came from motors. The current high cost of electricity resulted in strong sales growth in Super-E® high efficiency motors. We also believe our high quality and short lead times in large motors are helping us gain market share.

Drives sales were flat; however, we expect increased sales during the second half of the year due to the new H2™ product line. While generator sales were down 5% primarily due to a reduction in military shipments, profitability continued to improve. Based on incoming order rates, we expect increased shipments of both military and non-military generators during the second half of the year.

Q … What balance sheet changes took place during the quarter?

Inventory turns increased and the number of days it takes to collect our receivables decreased. Better management of these components helped cash flow from operations increase by over $12 million from first quarter. Our cash balance increased, giving us the ability to pay off debt if interest rates rise further.

Q … What’s the current situation with raw materials?

At the end of the quarter we saw the prices of steel and aluminum start to flatten out. However, other items, such as copper, electricity, natural gas and transportation continued to increase. We continue to make capital investments and design improvements to offset material increases.

Q … What did you do to improve your margins?

Record sales, capital investments, increased productivity, and improvements in selling and administrative expenses brought the operating margin up to 10.1%, the highest level since 2000.

During the quarter we completed the move of our linear motor plant from California to Fort Smith, Arkansas. Production will begin during July. Also, during the quarter, we broke ground on our new manufacturing facility in Columbus, Mississippi. We will move into this facility next year and expect productivity improvements and additional production capacity for large motors.

Q … How do you see business for the remainder of the year?

The current incoming order rate and expected increases in shipments of drives and generators during the remainder of the year cause us to believe we will have record sales for the year.

Q … When will you update us again?

We will make a presentation at the Sidoti 3rd Annual San Francisco Conference being held September 29-30. The webcast can be accessed through the Company’s website www.baldor.com.

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements contained in this document (“optimistic”, “will”, “continue”, “expect”, “believe”) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.